EXHIBIT 23.1

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


Consent of Certified Public Accountants


We consent to the use in this registration statement on Form S-8 of our report, dated September 2, 2001, except for note 13, as to which the date is October 25, 2001, of the Consolidated Financial Statements of Fonar Corporation and Subsidiaries included in the annual report of Fonar Corporation on Form 10-K for the fiscal year ended June 30, 2001, which report is incorporated in this registration statement by reference.

The Consolidated Financial Statements consist of the Consolidated Balance Sheets as at June 30, 2001 and June 30, 2000 and the related Consolidated Statement of Operations, Stockholders' Equity and Cash Flows for the years ended June 30, 2001, 2000 and 1999 with related notes.

                                                 /s/ Grassi & Co., CPA's, P.C.
                                                 Grassi & Co., CPA's, P.C.




New York, New York
May 31, 2002